Exhibit 10.1

TAMALPAIS BANCORP

EXECUTIVE SEVERANCE PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

i.

TAMALPAIS BANCORP

EXECUTIVE SEVERANCE PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

Section 1.     Introduction

The Tamalpais Bancorp Executive Severance Plan (the “Plan”) is designed to provide severance benefits to eligible full-time or part-time regular Executive employees of Tamalpais Bancorp or its subsidiary (the “Company”) whose employment is involuntarily terminated by the Company due to position elimination and who are designated by Tamalpais Bancorp as eligible for participation in the Plan. The Plan supersedes any prior plan, policy or practice involving the payment of severance benefits by the Company. While the Plan is in effect, any severance benefits provided to an Executive by the Company must be paid pursuant to the Plan or pursuant to another express written agreement between the Company and the Executive which agreement must be signed by such Executive and a duly authorized officer of the Company (the “Severance Agreement”); provided that severance benefits will be provided under either the Plan or the Severance Agreement, whichever provides the greater benefit.

The Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, accordingly, this Plan is governed by ERISA. This document constitutes both the official plan document and the required summary plan description under ERISA.

Section 2.     Eligibility For Participation in the Plan

To be eligible to participate in the Plan, an Executive must be employed by the Company as a regular employee and not excluded from eligibility under the categories or circumstances described below, his or her employment must be involuntarily terminated by the Company, and the Executive must be designated by the Company as a Plan participant. An Executive will not be eligible to participate in the Plan if his or her service with the Company continues in another position or capacity following job elimination, regardless of position or capacity.

A. Excluded Categories: The following categories of Executives or individuals are not eligible to participate in this Plan:

•	Any Executive classified as an intern or as a temporary employee is not eligible.

•

Any individual classified by the Company in any of the following categories at the time of termination of services by the Company is not eligible, even if a court or agency determines such individual should have been classified as a common law employee: (i) an independent contractor or consultant, (ii) an individual paid by or through an agency or employee leasing company or other third party, (iii) a freelance worker not treated as an employee, or (iv) a leased employee.

•

Any Executive who is a party to a written agreement with the Company, other than the Separation and General Release Agreement referenced in Section 3 below, which agreement provides any form of separation pay or benefits to such Executive.

B. Excluded Circumstances: An Executive will not be eligible to participate in the Plan if the circumstances of his or her termination are as follows:

•

The Executive voluntarily terminates employment, quits or abandons performance of his or her duties, unless the Executive has already received notice that his or her employment will be terminated by the Company due to job elimination and the Plan Administrator determines, in its sole discretion, that such Executive’s earlier voluntary termination is in the best interests of the Company;

•	The Executive is discharged for Cause as defined below;

•

The Executive is offered and accepts another position with the Company (or with a new owner in connection with a change of control or sale of all or part of the Company), whether before or after notification of the elimination of his or her current position that would otherwise result in termination of his or her employment, even if there is a gap in employment following elimination of such position and commencement of the new assignment; or

•

The Executive is offered and declines a Comparable Position (as defined below) with the Company (or with a new owner in connection with a change of control or sale of all or part of the Company). A Executive who is offered a Comparable Position who does not accept such position within 30 days (or such greater time for acceptance specified in a written offer) will be deemed to have declined such Comparable Position.

C. Definitions for Section 2:

“Cause,” as determined by the Plan Administrator, shall include, but is not limited to: (i) any act of material dishonesty; (ii) any material breach of a fiduciary duty (involving personal profit); (iii) any habitual neglect of, or habitual negligence in carrying out, the Executive’s duties relating to his or her employment with the Company; (iv) any willful violation of any law, rule or regulation, which, by virtue of the Company’s regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of the Company; (v) any conviction for of any felony or misdemeanor that would bar the Company from employing the Executive under applicable banking laws or regulations, or which may be reasonably interpreted to be harmful to the Company’s, or its affiliate’s, reputation; (vi) any failure by the Executive to qualify at any time during his or her employment for any fidelity bond; (vii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal regulatory authority which requests or orders the Executive’s dismissal or limits the Executive’s employment duties; (viii) any conduct which constitutes unfair competition with the Company or its affiliates; or (ix) the inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Company or its affiliates.

“Comparable Position” means a position with the following attributes: (i) monthly base salary or hourly pay rate equal to the Executive’s monthly base salary or hourly pay rate immediately prior to termination, or total cash compensation equal to at least 85% of the Executive’s combined annual base salary and annual target incentive pay for the Executive’s immediately previous position; and (ii) a work location no more than 35 miles from the Executive’s immediately previous work location.

Section 3.     Eligibility For Separation Benefits

To be eligible to receive separation benefits under the Plan, in addition to meeting the requirements for eligibility to participate in the Plan, the participant must meet the following conditions:

•

The participant must execute a “Separation and General Release Agreement” satisfactory to the Plan Administrator and within the time period established by the Plan Administrator, which includes any or all of the following provisions: (i) the participant’s agreement to cooperate with the orderly transfer of his or her duties as requested by the Company; (ii) the participant’s agreement to return all Company property by a date specified by the Plan Administrator; (iii) the participant’s agreement to continue to maintain the confidentiality of Company proprietary and confidential information, and (iv) the participant’s waiver and general release of all claims with respect to the Company and related parties, including the right to pursue any type of legal, equitable, or administrative claim, except for rights or claims that by law are unwaivable. All separation benefits payable under the Plan are conditioned on (1) any waiver of claims included in the Separation and General Release Agreement becoming effective and irrevocable, and (2) satisfaction by the participant of his or her obligations under such agreement.

•

The participant must not voluntarily terminate his or her employment or fail to perform his or her assigned duties prior to the termination date established by the Company, unless the Plan Administrator determines, in its sole discretion, that earlier voluntary termination is in the best interests of the Company.

•	The participant must not engage in conduct that would be Cause for termination, as described above, as determined by the Plan Administrator in its sole discretion.

Section 4.     Separation Benefits

Separation Pay Amount. The amount of a participant’s Separation Pay benefit under this Plan shall be the sum of the Executive’s (A) Annual Base Pay, and (B) highest annual bonus paid in the three consecutive years prior to the termination date, which sum will be multiplied by the “Severance Pay Multiplier” provided in Appendix A. The Separation Pay will be made in conjunction with the provisions below. The Plan Administrator may, in its sole discretion, agree to provide a participant with a Separation Pay benefit in excess of the formula described in Appendix A.

“Annual Base Pay” means, as reflected on the Company’s payroll records:

•

for a participant who is a full-time employee, such person’s regular weekly base salary or wages from the Company as of his or her termination date as reflected on the Company’s payroll records, excluding overtime, premiums, differentials, living, or other allowances or bonuses multiplied by 52; or

•

for a participant who is a part-time employee, such person’s average weekly wages from the Company for the most recent four weeks during which the participant worked on at least two days, excluding overtime, premiums, differentials, living, or other allowances or bonuses multiplied by 52.

Separation Pay Reduction. Separation Pay shall be reduced to the extent permitted by law, by any debt that the participant owes the Company at the time the severance pay benefit becomes payable.

Lump Sum Payment of Separation Pay. The Separation Pay for which a participant is eligible under this Plan will be paid to the participant in a lump sum cash payment no later than the next regular Company payroll date for the payroll period commencing immediately after the effective date of the participant’s Separation and General Release Agreement described above, as specified in such Separation and General Release Agreement, and the participant’s satisfaction of all conditions for payment set forth in the Separation and General Release Agreement referenced in Section 3 above. Notwithstanding the foregoing, if section 409A of the Internal Revenue Code, as amended (“Section 409A”), is determined to be applicable to the Separation Pay that is payable to a participant under this Plan, payment shall be made on the next regular Company payroll date following the 181st day after the termination of the participant’s employment with the Company if the participant is a “specified employee” within the meaning of Section 409A.

COBRA Premium Payment. Until the expiration of the number of months under the heading “COBRA Coverage Period” set forth on Appendix A (the “COBRA Coverage Period”), if (i) a participant is entitled to health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and/or under the Cal-COBRA law, if applicable (“Cal-COBRA”), and (ii) his or her signed Separation and General Release Agreement, referenced in Section 3 above, becomes effective and irrevocable, then the Company will bear the full cost of COBRA and/or California COBRA continuation coverage for the Executive and the Executive’s qualified dependents, commencing on the Executive’s termination date. Such payments shall be paid directly to the applicable provider on a monthly basis, provided that the Executive timely elects COBRA or Cal-COBRA continuation coverage for the Executive and/or Executive’s qualified dependents, until the expiration of the COBRA Coverage Period after which any further COBRA or Cal-COBRA continuation coverage shall be at the Executive’s sole expense. Notwithstanding the foregoing, the amount of benefits provided under this paragraph during a calendar year may not affect the benefits to be provided in any other calendar year.

Withholding. All separation benefits provided under the Plan will be subject to all applicable withholding deductions as required by law.

Section 5.     Notices

Any notice or other communication under the Plan must be in writing and will be deemed given when delivered personally or when sent by certified or registered mail, return receipt requested, or by overnight courier, addressed as follows or to such other address as any party may hereafter designate in accordance with this provision:

If to Tamalpais or the Plan Administrator:

Tamalpais Bancorp
630 Las Gallinas Avenue
San Rafael, CA 94903
Attn: Director of Human Resources

If to the participant: to the address appearing in the payroll records of the Company.

Section 6.     Claims

Initial Claims Procedure: Any Executive who does not receive a benefit under the Plan that he or she feels he or she is entitled to receive may make a written claim to the Plan Administrator within 90 days after his or her termination, in accordance with the Notice provisions described above, and which explains the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the claimant responds to the Plan Administrator’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request.

Claims Appeal Procedure: If the claim has been denied, and the claimant wishes to pursue the claim further, the claimant must request that the Plan Administrator review the denial. The request must be in writing and must be made within 60 days after written notification of denial. In connection with this request, the claimant may review documents pertinent to the claim (other than those that are legally privileged) and may submit to the Plan Administrator written comments, documents, records, and other information related to the claim.

The review by the Plan Administrator will take into account all comments, documents, records, and other information that the claimant submits relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.

The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim (other than those that are legally privileged); and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request. The decision of Plan Administrator is final and binding on all parties.

Requirement to Follow Claims Procedures: If a claimant does not file his or her claim in accordance with the Plan’s claim procedures described above, including applicable time limits, the claimant will not be entitled to benefits under this Plan.

Limitation on Legal Action: No legal action with respect to this Plan may be brought until a claimant has exhausted the claims procedures described above, including the claims appeal procedure. No legal action for coverage or benefits under the Plan may be commenced or maintained more than 2 years after the circumstances giving rise to the claim arose or, if earlier, 1 year after the claims procedures, including the claims appeal procedure, is exhausted.

Section 7.     Plan Amendment and Termination

Tamalpais Bancorp reserves the right to amend or modify the Plan at any time, and in any respect, by action of its duly authorized officer, with or without prior notice to, and effective with respect to, Executives who may become eligible to participate in the Plan or become eligible for benefits under the Plan in the case of a reduction in benefits payable under the Plan, or who may otherwise have become eligible to participate in the Plan in the case of an amendment that excludes such Executives from eligibility to participate under the Plan. However, no such amendment or termination will be effective to decrease benefits under the Plan for which an Executive has already received notice of eligibility and who fulfills payment conditions set forth herein.

Section 8.     Legal Rights Under ERISA

An Executive covered under the Plan is entitled to certain rights and protections under ERISA. ERISA provides that you are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent such employee from obtaining a welfare benefit or exercising such employee’s rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee makes a written request for a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If an employee has a claim for benefits that is denied or ignored, in whole or in part, the employee may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if an employee is discriminated against for asserting his or her rights, such employee may seek assistance from the U.S. Department of Labor, or such employee may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

An employee who has any questions about the Plan should contact the Plan Administrator. An employee who has any questions about this statement or his or her rights under ERISA should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Section 9.     Other Important Information

No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any individual (or any beneficiary of either), or other person any legal or equitable right against the Company, or any of its affiliates, or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company (or any affiliate) of any individual be modified or in any way affected by this Plan.

Records. The records of the Company with respect to the determination of Eligible Years of Service, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

Construction. The Plan is intended to be governed by ERISA. The respective terms and provisions of the Plan shall be construed, whenever possible and for all purposes, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with ERISA or the terms of the Plan, the construction and administration of the Plan shall be in accordance with applicable federal law and the laws of the State of California applicable to contracts made and to be performed within the State of California (without application of California conflict of laws provisions).

Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of an Executive, except as otherwise required by law. Prior to the time of a payment hereunder, an Executive shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, which has complete authority, in such person or entity’s sole and absolute discretion, to construe and interpret the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan. All such interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

Section 10.     Important Plan Information

Sponsor’s Name and Address:	Tamalpais Bancorp
630 Las Gallinas Avenue
San Rafael, CA 94903

Plan Number:	510

Employer Identification Number:	68-0250217

Plan Administrator:	Tamalpais Bancorp

The Plan Administrator has delegated day-to-day administration of the Plan to the following person:
Director Human Resources

Agent to Receive Process:	Tamalpais Bancorp
630 Las Gallinas Avenue
San Rafael, CA 94903
Attn: Anjana Berde, Director Human Resources

Type of Plan:

The Plan is an unfunded employee welfare benefit plan. Benefits under the Plan are paid from the general assets of Tamalpais Bancorp. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Effective Date:	January 1, 2009

Plan Year:	The calendar year, from January 1 to December 31.

Appendix A

	Severance Pay Multiplier	COBRA Coverage Period (in months)

CEO	1.5	18
EVP	1.0	12
SVP	0.5	6
FVP	0.25	3

December 24, 2008

Mark Garwood
11 Rock Rd.
Kentfield, CA 94904

Re:     Executive Severance Plan

Dear Mark,

In the event your employment is terminated from Tamalpais Bancorp and its affiliates during your employment, you will be eligible to participate in the Tamalpais Bancorp Executive Severance Plan (the “Plan”). A copy of the Plan, which may be amended from time to time in accordance with its terms, is attached to this letter.

You will be eligible to receive the sum of your annual base salary as of your termination date, multiplied by one and one-half (1.5) and your highest annual bonus paid in the three consecutive years prior to your termination date. In addition, you will receive continuation of health coverage for 18 months, as described in the Plan.

Your participation in the Plan is subject to the terms and conditions of the Plan, including your execution and non-revocation of a release of claims as set forth in Section 3 of the Plan.

Sincerely,

Dr. Carolyn B. Horan, Chairman of the Board

Acknowledged:

Mark Garwood

Dated: ________________________

December 24, 2008

Michael E. Moulton
56 Lucky Drive
Corte Madera, CA 94925

Re:     Executive Severance Plan

Dear Michael,

In the event your employment is terminated from Tamalpais Bancorp and its affiliates during your employment, you will be eligible to participate in the Tamalpais Bancorp Executive Severance Plan (the “Plan”). A copy of the Plan, which may be amended from time to time in accordance with its terms, is attached to this letter.

You will be eligible to receive the sum of your annual base salary as of your termination date, and your highest annual bonus paid in the three (3) consecutive years prior to your termination date. In addition, you will receive continuation of health coverage for twelve (12) months, as described in the Plan.

Your participation in the Plan is subject to the terms and conditions of the Plan, including your execution and non-revocation of a release of claims as set forth in Section 3 of the Plan.

Sincerely,

Mark Garwood
President, Chief Executive Officer

Acknowledged:

Michael Moulton

Dated: ________________________